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EXHIBIT 8.1  OPINION OF MULDOON, MURPHY & FAUCETTE RE: FEDERAL TAX MATTERS

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                    [MULDOON, MURPHY & FAUCETTE LETTERHEAD]


                                 July 31, 1998



Board of Directors
West Essex Bank, F.S.B.
417 Bloomfield Avenue
Caldwell, New Jersey  07006

     Re: Certain Federal Tax Consequences of the Reorganization of West Essex Bank, F.S.B. from a federally-chartered Mutual Savings Bank to a federally-chartered Stock Savings Bank in the Federal Mutual Holding Company Form of Organization

To the Members of the Board of Directors:


     You have requested an opinion regarding certain federal tax consequences of the proposed reorganization of West Essex Bank, F.S.B. (the "Mutual Savings Bank" or the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank in the federal mutual holding company form of organization (the "Reorganization"). West Essex Bank (the "Stock Savings Bank" or "West Essex") will be the stock savings bank successor to the Mutual Savings Bank. The Reorganization will include the proposed sale of a minority interest in the common stock of West Essex Bancorp, Inc. ("Bancorp" or the "Company") and the establishment and funding of a charitable foundation with approximately 1.8% of the then outstanding shares of common stock of Bancorp, pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance of West Essex Bank, F.S.B. adopted by the Board of Directors of the Mutual Savings Bank on March 18, 1998 (the "Plan of Reorganization"). The Reorganization and its component and related transactions are described in the Plan of Reorganization, and in the Offering Circular filed with the Office of Thrift Supervision in connection with the Reorganization and proposed sale of common stock (the "Offering Circular"). We are rendering this opinion pursuant to Section III, C, Paragraph 6 of the Plan of Reorganization. As used in this letter, "Mutual Savings Bank" refers to the Savings Bank before the Reorganization and "Stock Savings Bank" refers to the Savings Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meaning assigned to them in the Plan of Reorganization or Offering Circular.
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Board of Directors
July 31, 1998
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     The Reorganization will be effected, pursuant to the Plan of
Reorganization, as follows: (i) Mutual Savings Bank will organize an interim federal stock savings bank as its wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize a stock corporation as a wholly-owned subsidiary ("Stock Holding Company"); and (iii) Interim One will organize an interim federal stock savings bank as a wholly-owned subsidiary ("Interim Two"). The following transactions will then occur sequentially: (iv) Mutual Savings Bank will convert its charter to a federal stock savings bank charter and thereby become Stock Savings Bank (the "Conversion") and Interim One will exchange its charter for a federal mutual holding company charter and thereby become the "Mutual Holding Company"; (v) Interim Two will merge with and into Stock Savings Bank with Stock Savings Bank being the surviving institution and (vi) 100% of the issued shares of common stock of Stock Savings Bank (which will be constructively received by former Mutual Savings Bank depositors when Mutual Savings Bank becomes Stock Savings Bank pursuant to step (iv)) will be transferred to the Stock Holding Company in exchange for membership interests in the Mutual Savings Bank which are conveyed constructively to the Mutual Holding Company.

     In the Conversion, depositor-members of the Mutual Savings Bank will constructively receive common stock of the Stock Savings Bank in exchange for their mutual interests in the Mutual Savings Bank. In connection with the merger in step (v), the shares of Interim Two common stock owned by the Mutual Holding Company prior to the merger shall be converted into and shall become shares of Stock Savings Bank common stock, and the shares of the Stock Savings Bank constructively received by the Stock Savings Bank stockholders (formerly the depositor-members holding mutual interests in the Mutual Savings Bank) will be transferred to the Mutual Holding Company by the depositor-members in exchange for mutual interests in the Mutual Holding Company (the "Exchange").

     As a result of these transactions, (a) Stock Savings Bank will be a wholly-owned subsidiary of the Stock Holding Company, which will be a wholly-owned subsidiary of the Mutual Holding Company until a minority interest in shares of common stock of the Stock Holding Company are sold pursuant to the Stock Issuance Plan, at which time the Stock Savings Bank will remain the wholly-owned subsidiary of the Stock Holding Company, which will be a majority-owned subsidiary of the Mutual Holding Company, and (b) the former depositors of Mutual Savings Bank will own membership rights and interests in the Mutual Holding Company.

     Simultaneously with the Reorganization, as noted above, the Stock Holding Company will offer to sell additional shares of its common stock pursuant to the Stock Issuance Plan, with priority subscription rights granted (in descending order) to certain depositors in Mutual Savings


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Board of Directors
July 31, 1998
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Bank, to certain employee stock benefit plans of Mutual Savings Bank, to
Supplemental Eligible Account Holders of Mutual Savings Bank, to Other Members of Mutual Savings Bank, and to certain members of the community/general public.


     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization and the Offering Circular, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also received and relied upon, without independent verification, the representations of Mutual Savings Bank concerning the Mutual Savings Bank itself as well as the other parties to the transaction and the Reorganization transaction itself ("Representations"). We have assumed that such Representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court.

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other Federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not entirely true, correct and complete, that could cause us to change our opinion. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") cited herein, all of which are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions.


     Based on and subject to the foregoing, the facts as referenced in this opinion and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law -

     (1) the Bank's conversion of its charter to stock form (the "Bank Conversion") will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code;


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Board of Directors
July 31, 1998
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     (2)  the conversion of the Bank's wholly-owned subsidiary ("Interim One")
          into the Mutual Holding Company will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code;

     (3) the merger of the wholly-owned subsidiary of Interim One ("Interim Two") into the Stock Savings Bank with the Stock Savings Bank as the survivor will qualify as a tax-free reorganization under Code Section 368(a)(1)(A);

     (4) no gain or loss will be recognized by the Bank (in either its status as Mutual Savings Bank or Stock Savings Bank) in the Conversion;

     (5) neither the Stock Savings Bank nor the Mutual Holding Company will recognize gain or loss upon the receipt by the Stock Savings Bank of substantially all of the assets of the Mutual Savings Bank in exchange for equity interests in the Mutual Holding Company and the Stock Savings Bank's assumption of the Mutual Savings Bank's liabilities;

     (6) the Mutual Holding Company's basis in the stock of the Stock Savings Bank will increase by an amount equal to the Mutual Savings Bank's net basis in the property transferred to the Stock Savings Bank;

     (7) the Stock Savings Bank's basis in the property received from the Mutual Savings Bank will be the same as the basis of such property in the hands of the Mutual Savings Bank immediately prior to the Reorganization and Offering;

     (8) the Stock Savings Bank's holding period for the property received from the Mutual Savings Bank will include the period during which such property received from the Mutual Savings Bank was held by the Mutual Savings Bank;

     (9) subject to the conditions and limitations set forth in Code Sections 381, 382, 383 and 384 and the Treasury Regulations promulgated thereunder, the Stock Bank will succeed to and take into account the tax attributes of the Mutual Savings Bank described in Code Section 381(c);

    (10) no gain or loss will be recognized by the depositors of the Mutual Savings Bank on the receipt of equity interests with respect to the Mutual Holding Company in


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Board of Directors
July 31, 1998
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          exchange for their equity interests in the Mutual Savings Bank constructively surrendered therefor in the Exchange;

    (11) the exchange of stock by depositors in exchange for equity interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to Code Section 351;

    (12) each Mutual Savings Bank depositor's aggregate basis, if any, in the Mutual Holding Company equity interest received in the Exchange will equal the aggregate basis, if any, of each depositor's equity interest in the Mutual Savings Bank;

    (13) the holding period of the Mutual Holding Company equity interests received by the depositors of Mutual Savings Bank will include the period during which the Mutual Savings Bank equity interest surrendered in exchange therefor were held;

    (14) the Mutual Holding Company will recognize no gain or loss upon the transfer of the Stock Savings Bank stock to Bancorp in exchange for Common Stock pursuant to Code Section 351;

    (15) Bancorp will recognize no gain or loss upon its receipt of Stock Savings Bank stock from the Mutual Holding Company in exchange for Common Stock;

    (16) the Mutual Holding Company will increase its basis in its shares of the common Stock by the Mutual Holding Company's basis in its Stock Savings Bank stock;

    (17) Bancorp will recognize no gain or loss upon the receipt of money in exchange for shares of Common Stock;

    (18) no gain or loss will be recognized by the Mutual Savings Bank's account holders upon the issuance to them of accounts in the Stock Savings Bank immediately after the Reorganization and Offering, in the same dollar amounts and on the same terms and conditions as their accounts at the Mutual Savings Bank immediately prior to the Reorganization and Offering;

    (19) the tax basis of the Common Stock purchased in the Reorganization and Offering will be equal to the amount paid therefor increased, in the case of the Common


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Board of Directors
July 31, 1998
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          Stock acquired to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised;

    (20) the holding period for the Common Stock purchased in the Reorganization and Offering will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase;

    (21) gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Reorganization and Offering, but only to the extent such Subscription Rights are deemed to have value.


     In rendering our opinion in (19) above, regarding the tax basis of shares of Stock Holding Company common stock, we have relied, without independent verification, on the opinion of FinPro, Inc that the nontransferable subscription rights have no value.

     This opinion is given solely for the benefit of the parties to the Plan of Reorganization, and the Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Stock Issuance Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 and MHC-2 to be filed with the Office of Thrift Supervision and to the references to this opinion in the Offering Circular.

                              Very truly yours,

                              MULDOON, MURPHY & FAUCETTE


                              /s/ MULDOON, MURPHY & FAUCETTE